EXHIBIT 99.B11


                      CONSENT OF INDEPENDENT ACCOUNTANTS


We consent to the reference of our Firm under the caption "Independent Accountants" in the Supplement to the Prospectus relating to the KeyChoice Growth Fund, KeyChoice Moderate Growth Fund and the KeyChoice Income and Growth Fund and under the caption "Independent Accountants and Reports" in the Supplement to the Statement of Additional Information relating to the KeyChoice Growth Fund, KeyChoice Moderate Growth Fund and the KeyChoice Income and Growth Fund of the SBSF Funds, Inc. in this Post-Effective Amendment No. 31 to the Registration Statement on Form N-1A of the SBSF Funds, Inc. (File No. 2-84920).



/s/ Coopers & Lybrand LLP
COOPERS & LYBRAND LLP
Columbus, Ohio
June 27, 1997